Exhibit 99.1

Business Update	December 2, 2008

Dear Shareholders and Friends:

As we head into a new year, I would like to update you on our most recent business developments.

Topical Indications on Track

During our investor presentations in New York on November 12, and November 18, I announced that the company could begin generating income as early as 2009. That’s because, right now, our project to develop topical use indications for Oxycyte is ahead of schedule. Recently, we were able to make a gel from Oxycyte that retains its superior oxygen delivery characteristics. With that break-through, we can start serious exploration of partners for potential products in the over-the-counter sector.

Why consumer, non-clinical? These topical treatments may be able to qualify for registration as medical devices, which would have a shorter and simpler review process than drugs. We have scheduled the initial toxicology and safety studies for this purpose for the first quarter of 2009. To help us navigate this part of the regulatory arena, we have brought in a consultant, Mary Jean Kozma-Fornaro, who is a retired FDA official.

The first product, for skin wounds, could be a simple one that has several small doses of Oxycyte along with separate bandages in the package. We foresee the wound product coming to the market first in a very simple version and packaging. For example, this could be in six-unit dose blisters in a sleeve package and six separate bandages as illustrated in these concept mock-up samples below which give an idea of what the first product might look like:

Once that product is launched, we’ll be ready for a more complex all-in-one wound product including an oxygen delivery system with hydrogen peroxide. This system will be based on the following technical principle:

A variety of other indications are in our pipeline. Notable are a delivery system to treat acne with Oxycyte Gel; and a delivery system to treat dandruff. Here is a possible mock-up sample to give an idea of how the acne delivery system might look:

I believe that these topical applications should generate partnership and licensing income which we can invest in further development of the clinical indications. I furthermore believe that the topical wound indications also have the potential to become clinical indications. That would be what I like to call a double-whopper.

Clinical Trials Protocol Status

We are on schedule to file a synopsis of a revised protocol together with the action items out of our meeting of October 22 with the FDA for a Phase II dose escalation clinical of Oxycyte in Traumatic Brain Injury (TBI). By the time you read this, the regulatory process should be well under way. The FDA has not more than 30 days to revise the action items, then has not more than 30 days to revise our protocol. We are hoping to go forward and enrolling patients as early as March 2009.

The revised and very conservative protocol offers a path to faster results than the previous plan for a larger, double-blind study. Since the code can be broken after every phase of dose escalation, we’ll have data available at very early stages. That is a real advantage over a large, double-blinded trial where data is only available at the end of the trial. Data is the prerequisite as we look for business and license partners.

We intend to focus on three study sites: University of Miami Miller School of Medicine (Miami, FL), Medical College of Virginia (Richmond, VA), and Inova Fairfax Hospital (Falls Church, VA). Dose levels would start at 0.5 ml Oxycyte (15 patients) and escalate in steps to 1.0 ml, 2.0 ml, and 3.0 ml for subsequent patient cohorts. Patients will be assigned a dose level in the order of their entry into the study, with patients enrolled at each increasing dose level. Up to 100 patients may be enrolled.

The studies will focus on finding the lowest dose of Oxycyte that reduces thrombocytopenia and still provides clinical benefit in traumatic brain injury. They will additionally be designed to study the widely unexplored correlation between platelets and thrombocytopenia and have the potential to solve a number of unresolved problems in other drugs.

The dose escalation study will also be the foundation for further indications, including sickle-cell crisis pain, cardiac, or spinal cord injury.

Furthermore, to mitigate regulatory risk, we are in the process of filing a protocol for trial in the new international format in Canada, and plan to file it also in Switzerland. I’m very confident that we will have a TBI trial completed in 2009. And since part of the trial can be financed with the funds the University of Miami received from Department of Defense, we should have a relatively inexpensive and very fast trial model.

Our hope is that data from these studies should allow either for an independent or combined (extended phase II & III) phase III study. In addition, our medical advisory board chair, Dr. Bruce Spiess, is conducting a blast injury model with rats. As we collect data, it is our intent to apply for orphan drug coverage for a combined TBI/blast injury indication.

U.S. Navy Intends to Develop Decompression Sickness

In another potential application for Oxycyte, the company is in the final process of signing a limited purpose clinical trials cooperative research and development agreement with the United States Navy. The Navy intends to file a drug application to treat decompression sickness with Oxycyte and pay for trials and development of the drug.

Intellectual Property Significantly Expanded

We’ve also improved our patent protection and our intellectual property. A year ago we had less than a handful of patents, now we have an impressive list and it is growing. A number of base and use patents have been added, and we were granted protection for a number of patents in Europe.

Out-Licensing of Glucose Sensor Completed

Our improved IP position allowed us to out-license the glucose sensor to GlucoMetrics. Our patents will allow GlucoMetrics to enhance the preferred laboratory reference glucose analyzer in a variety of low-cost, user friendly embodiments that work directly in whole blood, plasma, or interstitial fluid. There is a large unmet need for tight glycemic control in critical care hospital patients. Oxygen Biotherapeutics, Inc. owns 10% of Glucometrics and would receive license income based on the revenues they generate.

Our Cash Position

As we all know, this is a time of turmoil in the financial markets. However, I’m confident that we have enough cash to go through either the dose escalation study in the U.S., or alternatively a Phase II-b study in Canada, or Switzerland. Also, we are already actively pursuing potential partners for our topical products, which could provide us with the cash we need to continue our development plans.

Looking ahead to 2009, I’m excited about our prospects in the coming year and want to thank our shareholders, researchers, employees and all of the others whose support will help us achieve our vision for Oxycyte and for this company. I thank you for your trust in our company and extend our warmest wishes for the upcoming holiday season. May 2009 be a blessed year for you all.

Cordially,

Chris Stern

Chairman & CEO

Caution Regarding Forward-Looking Statements

This Update contains certain forward-looking statements by Oxygen Biotherapeutics, Inc. that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. These statements include those referring to plans for proposed topical products and the submission of an amended clinical trial protocol and potential outcomes of new clinical trials in Traumatic Brain Injury. Actual events or results may differ from Oxygen Biotherapeutics’s expectations. There can be no assurance that the amended protocol will be approved as submitted in either the United States or Canada or any other country, that patient enrollment will begin in the time projected frame or at all, that if conducted the required number of patients will be enrolled, that treatments will be successful, or that any trials will meet their endpoints. There also can be no assurance that Oxycyte or any company product will be approved for market in the United States or any other country for any indications. Additional information concerning these and other risk factors affecting Oxygen Biotherapeutics’s business can be found in its public filings with the Securities and Exchange Commission, which are available via www.oxybiomed.com. Oxygen Biotherapeutics disclaims any intent or obligation to update these forward-looking statements beyond the date of this Update. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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